Exhibit (G)(2)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT
BETWEEN
THE POP VENTURE FUND
AND
POP VENTURE ADVISERS LLC

This Expense Limitation and Reimbursement Agreement (the “Agreement”) is effective as of this 7th day of January, 2025, by and between The Pop Venture Fund, a Delaware statutory trust (the “Fund”), and Pop Venture Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that operates as an interval fund as provided for in Rule 23c-3 thereunder;

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated [•], 2025, entered between the Fund and the Adviser (the “Investment Advisory Agreement”);

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.	Limitation on and Reimbursement of Fees and Expenses

The Adviser agrees to waive its management fees and/or reimburse expense of the Fund to the extent necessary so that the Fund’s total annual operating expenses (exclusive of any taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation or reorganization costs, but inclusive of organizational costs and offering costs) (“Operating Expenses”) do not exceed 6.00% of the Fund’s average daily net assets.

2.	Reimbursement of the Adviser

The Fund agrees to repay the Adviser for any management fees waived and/or Fund expenses the Adviser reimburses pursuant to this Agreement, provided the repayments do not cause the Fund’s Operating Expenses to exceed the expense limitation in place at the time the management fees were waived and/or the Fund expenses were reimbursed, or any expense limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within three years after the Adviser waived the fee or incurred the expense.

3.	Term

This Agreement shall become effective upon effectiveness of the Investment Advisory Agreement and shall remain in effect until January 7, 2026, unless sooner terminated as provided in Paragraph 4 of this Agreement and shall thereafter continue in effect for successive twelve month periods; provided, that such continuance is specifically approved at least annually by a majority of the Trustees of the Fund.

Exhibit (G)(2)

4.	Termination

This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, upon sixty (60) days’ written notice to the Adviser. This agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Fund. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

5.	Assignment

This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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Exhibit (G)(2)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the day and year first written above.

THE POP VENTURE FUND

By: /s/ Susan Dumont
Name: Susan Dumont
Title: PFO

POP VENTURE ADVISERS LLC

By: /s/ Nicole Loftus
Name: Nicole Loftus
Title: Managing Director

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